Exhibit 3.49.2

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF FORMATION OF

PHCT GP, LLC

This Certificate of Amendment to the Certificate of Formation of PHCT GP, LLC (the “LLC”) is being duly executed and filed by the undersigned pursuant to §18-202 of the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1.             The current name of the limited liability company is PHCT GP, LLC.

2.             The Certificate of Formation of the limited liability company is hereby amended as follows:

“1.                                 The name of the limited liability company formed hereby is PSLT GP, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of PHCT GP, LLC this 15th day of April, 2004.

PROVIDENT SENIOR LIVING TRUST,
the sole member

By:	/s/ Darryl W. Copeland, Jr.
Name: Darryl W. Copeland, Jr.
Title: Chief Executive Officer